Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Cumulus Media Inc. Registration Statement on Form S-3 of our report dated March 30, 2011 (December 15, 2011 as to Note 24), relating to the Citadel Broadcasting Corporation consolidated balance sheets as of December 31, 2010 (Successor) and 2009 (Predecessor) and related consolidated statements of operations, stockholders’ equity, and cash flows for the period from June 1, 2010 to December 31, 2010 (Successor), the period from January 1, 2010 to May 31, 2010 (Predecessor) and for the two year periods ended December 31, 2009 (Predecessor) appearing on Form 8-K of Cumulus Media Inc. dated December 20, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

September 27, 2013